FOR IMMEDIATE RELEASE:

For Additional Information:
United Financial Mortgage Corp.
600 Enterprise Dr., Suite 206
Oak Brook, IL 60523
(630) 571-7222
(630) 571-2623 fax
Contact: Steve Khoshabe
         Chief Financial Officer
         www.ufmc.com
         sk@ufmc.com

Coffin Communications Group
15300 Ventura Boulevard, Suite 303
Sherman Oaks, CA 91403
(818) 789-0100
(818) 789-1152 fax
Contact:  William F. Coffin, CEO
          Mark Daugherty, Account Executive

FOR IMMEDIATE RELEASE:

         United Financial Mortgage Corp. Chairman Sees Continued Growth for
                             Company at Annual Meeting

      Shareholders Appoint Three New Directors, Approve Amendment to Company
             Stock Option Plan, and Reelect Independent Auditors

Oak Brook, IL - August 30, 1999 - United Financial Mortgage Corp.('UFM' or 'the Company')(CHX:UFM), announced that at its annual meeting held on August 25, 1999 at the Hyatt Regency Hotel in Oak Brook, Illinois, shareholders approved all of the proposals submitted for ballot.

United Financial Mortgage Corp. announced that Robert G. Jones, Anthony DiMucci and Vito Cali have been appointed as Directors of the Company for one-year terms. Shareholders also re-elected the three incumbent directors, Robert Luce, John Clark and Joseph Khoshabe, to one-year terms.

At the meeting, Craig Shaffer and Associates, which has audited UFM's financial statements since 1992, was re-appointed as the Company's independent auditing firm for the fiscal year ended April 30, 2000.

Shareholders at the Annual Meeting also approved an amendment to the Company's stock option plan, which calls for, among other issues, the granting of stock to non-employee members of the Board of Directors.

Commenting at the Annual Meeting, Joseph Khoshabe, Chairman and Chief Executive Officer, stated "We had an excellent year, both in terms of reported results and in building our business for what we expect to see as challenges going forward. Specifically, we expect any central bank actions for the foreseeable future to include raises, rather than reductios, in the prime rate, making the competitive environment tighter for any mortgage banker that fails to take anticipatory measures. We are implementing key strategic initiatives to position our Company to compete effectively in whatever interest rate environment we encounter in the coming quarters."

For the fiscal year ended April 30, 1999, the Company reported net earnings of $352,715, or $.09 per share, on record revenues of $10,045,228, compared to net earnings of $241,429, or $.07 per share, on revenues of $7,382,596 for the year ended April 30, 1998.

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About United Financial Mortgage Corp.

United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating both retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, IL and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.